Exhibit 99.1
Northern Oil and Gas, Inc. Announces Williston Basin Bolt-on Acquisition
HIGHLIGHTS
•$154 million bolt-on acquisition of proved producing properties in the Williston Basin
•>4,500 Boe per day of production (2-stream, ~65% oil)
•Mature, shallow decline (~18% first year decline expected)
•Northern owns existing interests in 84% of the acquired wellbores, providing high confidence and visibility in the acquired assets
•Forward 1-year unhedged cash flow from operations expected to be approximately $60 million at current strip pricing as of October 4, 2021, representing a purchase price transaction multiple of approximately 2.6x
•De minimis capital expenditures expected to drive a significant increase to corporate free cash flow
•Northern estimates PDP PV-10 of approximately $205 million, based on current strip pricing as of October 4, 2021
•Transaction expected to be accretive to all material valuation metrics, including TEV / EBITDA, earnings per share, free cash flow and cash flow per share over a multi-year period
•Northern reiterates current 2021 Capital Budget of $215 – 260 million
•Management to submit request to Northern’s Board of Directors for a 33.3% increase to the quarterly dividend to $0.06 per share upon closing of transaction

MINNEAPOLIS - (BUSINESS WIRE) - Northern Oil and Gas, Inc. (NYSE American: NOG):
WILLISTON BASIN ACQUISITION

Northern has entered into a definitive agreement to acquire non-operated interests across over 400 producing wellbores located primarily in Williams, McKenzie, Mountrail and Dunn Counties, ND for a purchase price of $154 million in cash, subject to typical closing adjustments. Northern expects to fund the acquisition with cash on hand, operating free cash flow and borrowings under Northern’s revolving credit facility.
Northern expects a significant increase to its borrowing base from both the acquired and existing assets and will begin the process to expand its elected commitment during its regularly scheduled fall borrowing base redetermination, which it expects to complete in November 2021.
October production on the assets is expected to be greater than 4,500 Boe per day (2-stream, ~65% oil) and Northern expects average production of more than 4,100 Boe per day in 2022 (2-stream, ~65% oil). Northern expects negligible capital expenditures on the assets.
The acquired assets include 65.9 net producing wells. The assets are operated by multiple operators in the Williston Basin, and Northern holds existing ownership positions in 84% of the wellbores acquired.
The effective date for the transaction is October 1, 2021 and Northern expects to close the transaction within 40 days.
INCREASED STOCKHOLDER RETURNS
Given the strong, low risk cash flows from the acquired properties, Northern’s Management plans to submit a request to the Board of Directors for a 33.3% increase to the common stock dividend for the fourth quarter of 2021, for shareholders on record as of December 31, 2021. This anticipated increase to a dividend of $0.06 per common share represents a 100% increase since the initiation of a dividend program in May 2021. Under Delaware law, the Board may approve such a measure within 60 days of the record date.
MANAGEMENT COMMENTS

“We remain consistent with our strategy,” commented Nick O’Grady, Chief Executive Officer of Northern. “The focus continues on being the natural consolidator of working interests and executing with financial discipline, concentrating on cost of entry, return on capital employed and cash flow net to our shareholders. Despite purchasing the assets with cash, we still expect a 1x leverage ratio by year-end 2022. With the planned dividend increase, we will have doubled our shareholder return program in less than five months since inception.”
“This is our third major transaction this year in as many basins,” commented Adam Dirlam, Chief Operating Officer of Northern. “Our team’s ability to actively pivot has provided for consistent optionality to pursue value enhancing opportunities in the most prolific basins across the US.”
ADVISORS
Kirkland & Ellis LLP is serving as Northern’s legal advisor.
ABOUT NORTHERN OIL AND GAS
Northern Oil and Gas, Inc. is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.
SAFE HARBOR
This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, common stock dividends, including any increases thereto, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.
Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties and properties pending acquisition, the effects of the COVID-19 pandemic and related economic slowdown, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to consummate any pending acquisition transactions (including the transactions described herein), other risks and uncertainties related to the closing of pending acquisition transactions (including the transactions described herein), Northern’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.
Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.
CONTACT:
Mike Kelly, CFA
Chief Strategy Officer
(952) 476-9800
ir@northernoil.com